Exhibit 99.1

3102 Oak Lawn Ave., Suite 215 Dallas, TX 75219 Phone (214) 525-7700 Fax (214) 525-7750

News Release

Contact:	Jeffrey T. Hinson	FOR IMMEDIATE RELEASE
Phone:	(214) 525-7700	August 7, 2003

HISPANIC BROADCASTING ANNOUNCES
SECOND QUARTER OPERATING RESULTS

DALLAS, TEXAS – Hispanic Broadcasting Corporation (the “Company”) (NYSE: HSP) today announced operating performance for the second quarter ended June 30, 2003.  For the three months ended June 30, 2003, net revenues increased 12.9% to $77.4 million and EBITDA(1) increased 35.3% to $27.4 million compared to the same period of 2002.  Net income totaled $12.9 million or $0.12 per share for the three months ended June 30, 2003, compared to net income of $10.4 million or $0.09 per share (diluted) in the same period of 2002.  The Company incurred merger expenses related to the pending merger with Univision Communications Inc. (“Univision”) of $0.4 and $2.4 million for the three months ended June 30, 2003 and 2002, respectively.  Excluding the merger expenses for the three months ended June 30, 2003 and 2002, EBITDA would have increased 22.8% to $27.8 million and net income would have totaled $14.9 million or $0.14 per share, compared to EBITDA of $22.6 million and net income of $12.3 million or $0.11 per share in the same period of 2002.(2), (3)

For the six months ended June 30, 2003, net revenues increased 11.1% to $133.9 million and EBITDA increased 5.8% to $36.4 million compared to the same period of 2002.  Net income totaled $16.1 million or $0.15 per share for the six months ended June 30, 2003 compared to $17.4 million or $0.16 per share for the same period of 2002.  The Company incurred merger expenses of $1.2 and $2.4 million for the six months ended June 30, 2003 and 2002, respectively.  Excluding the merger expenses for the six months ended June 30, 2003, EBITDA would have increased 2.2% to $37.6 million and net income would have totaled $18.9 million or $0.17 per share, compared to EBITDA of $36.8 million and net income of $19.4 million or $0.18 per share in the same period of 2002.(2), (3)

Net revenues increased $8.8 million or 12.9% for the three months ended June 30, 2003 compared to the same period in 2002 primarily because of (a) revenue growth of approximately $6.1 million on stations that were not considered start-ups, with those stations in Dallas, Houston, New York, Los Angeles, Chicago,

Miami, San Antonio, and San Diego representing $5.5 million of the increase, and (b) revenues from start-up stations acquired, programmed under a time brokerage agreement or reformatted in 2001 (in the last three quarters of the year), 2002 and 2003, which represent an increase of $2.5 million.

Operating expenses increased $3.6 million or 8.2% for the three months ended June 30, 2003 compared to the same period in 2002 primarily because of (a) $2.4 million of expense for start-up stations acquired, programmed under a time brokerage agreement or reformatted in 2001 (in the last three quarters of the year), 2002 or 2003, and (b) group insurance in various markets, wages, salaries, benefits and talent costs in Los Angeles and Dallas, which represent an aggregate increase of $1.0 million.

Corporate expenses increased $0.1 million or 4.3% (excluding merger expenses) for the three months ended June 30, 2003 compared to the same period in 2002 primarily because of higher wages, salaries and benefits due to increased staffing and higher amounts for existing employees.

Interest income (expense), net decreased $0.1 million for the three months ended June 30, 2003 compared to the same period in 2002 primarily because cash and cash equivalents and interest rates were higher in 2002 than in 2003 and a greater amount of debt borrowed to finance station acquisitions under the Company’s revolving credit facility (the “Credit Facility”) in 2003.

Federal and state income taxes are being provided at an effective rate of 46.0% and 38.9% for the three months ended June 30, 2003 and 2002, respectively.  The increase in the effective rate is due to merger expenses incurred and projected in 2003 which are not deductible for tax purposes.

Acquisitions:

During the second quarter, the Company closed on the acquisition of radio station KOSL(FM) in Sacramento for approximately $24.0 million and funded approximately $29.5 million, which was a prepayment of the approximate $33 million purchase price for radio station WVIV(FM), serving the Chicago market.  Subsequent to June 30, 2003, the Company closed on the acquisition of radio station WVIV(FM) and funded the remaining $3 million of the purchase price with cash on hand.  The Company also closed on the common stock purchase of El Mundo Broadcasting Corporation, representing four radio stations serving Puerto Rico, for approximately $32 million.  The Company funded the Puerto Rico acquisition with approximately $15 million in cash and $17 million in borrowings under its Credit Facility.  The Company has pending acquisitions for WJTW(FM) in Chicago and KINV(FM) in Austin that will require the Company to fund approximately $38 million in the third quarter of 2003.  The Company will fund these two acquisitions with a combination of cash on hand and borrowings under its Credit Facility.

Third Quarter 2003 Business Outlook:

The Company’s third quarter outlook excludes the anticipated results of operations from its recent stock acquisition of El Mundo Broadcasting Corporation.  The Company anticipates that third quarter net revenue will grow in the range of 10% to 13%, when compared to the same period in 2002.  Excluding approximately $12.5 million in merger costs, EBITDA is anticipated to range from $25 to $27 million, compared to EBITDA of $23.9 million after excluding $0.6 million of merger costs for the same period in 2002.

Litigation:

On August 6, 2003 the Miami federal court, which previously dismissed Spanish Broadcasting Systems’ (“SBS”) antitrust claims against the Company and Clear Channel Communications, denied SBS’s motion for reconsideration, concluding again that dismissal of all claims asserted by SBS was proper.

Univision Merger:

On June 12, 2002, the Company announced its agreement to merge with Univision.  Univision will acquire the Company in an all-stock transaction.  In the merger, each share of the Company’s common stock will be exchanged for a fixed 0.85 shares of Univision Class A common stock.  The boards of directors of both companies approved the merger, the stockholders of each company have voted in favor of the merger, and the United States Department of Justice, Univision and the Company reached an agreement regarding the merger.  Approval of the merger by the Federal Communications Commission (“FCC”) is pending and the merger is subject to customary closing conditions.  The Company anticipates receiving FCC approval in the third quarter of this year and closing the merger shortly thereafter.

The Company will host a conference call on Friday, August 8, 2003 at 9:30 a.m. Eastern Daylight Time.  Interested domestic parties may listen to the conference call by dialing (877) 529-9919 and international parties may listen by dialing (706) 679-5291.  Please call five minutes prior to the scheduled time of the conference call and ask for the “Hispanic Broadcasting Second Quarter Results Conference Call.”  The conference call will be recorded and made available for replay two hours after the completion of the conference call through Friday, August 15, 2003.  Domestic parties may listen to the recording by dialing (800) 642-1687 then entering the conference ID 1946766; international parties may listen by dialing(706) 645-9291 then entering the same conference ID.  The call will also be made available live by visiting the Hispanic Broadcasting Corporation website at the appointed time and logging onto www.HispanicBroadcasting.com.

Hispanic Broadcasting Corporation, the largest Spanish-language radio broadcaster in the United States, currently owns and/or operates 69 radio stations in seventeen of the top twenty-five U.S. Hispanic markets and Puerto Rico.  The Company also owns and operates a network of Hispanic community-focused bilingual web sites found at www.netmio.com.

This news announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions which are other than statements of historical facts.  Our actual results could differ materially from those discussed in or implied by these forward-looking statements, due to risks and uncertainties which include the portion of our operating income attributable to the Los Angeles market, economic changes, regulatory changes, increased competition, risks associated with new station acquisitions or radio station upgrades, changes in the broadcasting industry generally, and changes in interest rates.  Other key risks and uncertainties are described in the Company’s reports filed with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to update or publicly update or revise the information contained herein because of new information, future events or otherwise.

Hispanic Broadcasting Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change

Net revenues	$77,437	$68,596	12.9	$133,918	$120,546	11.1
Operating expenses(4)	46,788	43,228	8.2	89,137	78,627	13.4
Corporate expenses(5)	2,849	2,732	4.3	7,157	5,118	39.8
Merger expenses	410	2,386		1,207	2,386

EBITDA	27,390	20,250	35.3	36,417	34,415	5.8
Depreciation and amortization	3,429	3,300		6,652	6,141

Operating income	23,961	16,950	41.4	29,765	28,274	5.3
Interest income (expense), net	(12)	117		(96)	184

Income before income tax	23,949	17,067		29,669	28,458
Income tax(6)	11,015	6,633		13,588	11,099

Net income	$12,934	$10,434	24.0	$16,081	$17,359	(7.4)

Net income per common share:
Basic	$0.12	$0.10	20.0	$0.15	$0.16	(6.3)
Diluted	0.12	0.09	33.3	0.15	0.16	(6.3)

Weighted average common shares outstanding:
Basic	108,895	108,707		108,877	108,648
Diluted	109,726	109,856		109,518	109,787

Selected Balance Sheet Data

(in thousands)

	June 30, 2003	December 31, 2002

Cash and cash equivalents	$22,957	$40,217
Current assets	$84,566	$93,283
Total assets	$1,383,429	$1,325,788

Current liabilities	$26,720	$22,476
Long-term obligations	$41,400	$16,429
Total stockholders’ equity	$1,160,658	$1,142,219

Capital expenditures totaled approximately $1.7 and $3.6 million for the three and six months ended June 30, 2003, respectively.

End Notes

1.               EBITDA consists of net income or loss excluding income tax, interest income (expense), net, and depreciation and amortization.  The Company has included EBITDA data in this report because EBITDA is commonly used as a measure of performance for broadcast companies and is used to measure a company’s ability to service its debt and other obligations.  EBITDA is not calculated in accordance with generally accepted accounting principles.  This measure should not be considered in isolation or as a substitute for or as superior to operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.  EBITDA does not take into account the Company’s debt service requirements and other commitments and, accordingly, it is not necessarily indicative of an amount that may be available for dividends, reinvestment in the Company’s business or other discretionary uses.  In addition, our definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.  The reconciliation of net income as reported to EBITDA, excluding merger expenses is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net income as reported	$12,934	$10,434	$16,081	$17,359
Income tax	11,015	6,633	13,588	11,099
Interest income (expense), net	12	(117)	96	(184)
Depreciation and amortization	3,429	3,300	6,652	6,141
EBITDA	27,390	20,250	36,417	34,415
Non-recurring merger expenses	410	2,386	1,207	2,386
EBITDA, excluding merger expenses	$27,800	$22,636	$37,624	$36,801

2.               The following pro forma financial data excludes the merger expenses and their related income tax effect (in thousands except per share data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change

EBITDA	$27,800	$22,636	22.8	$37,624	$36,801	2.2
Net income	$14,932	$12,255	21.8	$18,927	$19,432	(2.6)
Net income per common share:
Basic and diluted	$0.14	$0.11	27.3	$0.17	$0.18	(5.6)

3.               The reconciliation of reported net income and net income per common share to pro forma net income and net income per common share, which are adjusted to exclude merger expenses and their related tax effect is as follows (in thousands except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net income as reported	$12,934	$10,434	$16,081	$17,359
Merger expenses	410	2,386	1,207	2,386
Income tax effect of merger expenses	1,595	(565)	1,639	(313)

Pro forma net income	$14,939	$12,255	$18,927	$19,432

Basic:
Net income per common share as reported	$0.12	$0.10	$0.15	$0.16
Merger expenses	—	0.02	0.01	0.02
Income tax effect of merger expenses	0.02	(0.01)	0.01	—

Pro forma net income per common share	$0.14	$0.11	$0.17	$0.18

Diluted:
Net income per common share as reported	$0.12	$0.09	$0.15	$0.16
Merger expenses	—	0.02	0.01	0.02
Income tax effect of merger expenses	0.02	—	0.01	—

Pro forma net income per common share	$0.14	$0.11	$0.17	$0.18

4.               The reconciliation of operating expenses as reported per SEC filings to operating expense per press release is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Operating expenses as reported (per SEC filings)	$22,205	$22,019	$40,409	$37,870
Operating wages, salaries and benefits	23,876	20,669	47,223	39,618
Provision for bad debts	707	540	1,505	1,139
Operating expenses (per press release)	$46,788	$43,228	$89,137	$78,627

5.               The reconciliation of corporate expenses as reported per SEC filings to corporate expenses per press release is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Corporate expense as reported (per SEC filings)	$1,299	$3,644	$4,724	$4,612
Merger expenses	(410)	(2,386)	(1,207)	(2,386)
Corporate wages, salaries and benefits	1,960	1,474	3,640	2,892
Corporate expense (per press release)	$2,849	$2,732	$7,157	$5,118

Included in corporate expense (per press release) above are wages and salaries associated with the Company’s corporate office, which are classified as wages, salaries and benefits in our quarterly and annual filings with the Securities and Exchange Commission.

6.               The deferred portion of income tax was $6.0 and $5.4 million for the three months ended June 30, 2003 and 2002 and $10.0 and $8.4 million for the six months ended June 30, 2003 and 2002, respectively.

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